Exhibit 99.2

EXECUTION COPY

SIXTH MASTER AMENDMENT

      This SIXTH MASTER AMENDMENT (this "Master Amendment") dated as of December 27, 2002, by and among PITA GENERAL CORPORATION, an Illinois corporation ("Borrower"), ZC SPECIALTY INSURANCE COMPANY, a Texas corporation ("Surety"), CENTRE REINSURANCE (US) LIMITED, a Bermuda corporation, LASALLE BANK NATIONAL ASSOCIATION, as trustee for the holders of Commercial Mortgage Pass-Through Certificates Series 2000 - ZC2 (successor in interest to Greenwich Capital Financial Products, Inc., "Lender"), ALTERRA HEALTHCARE CORPORATION, a Delaware corporation ("Alterra"), AHC TENANT, INC., a Delaware corporation ("Lessee"), AHC ACQUISITION CO., a Delaware corporation and current owner of 100% of the issued and outstanding stock of Lessee ("Lessee Parent"), SELCO SERVICE CORPORATION, an Ohio corporation ("SELCO"), and BANK ONE, NATIONAL ASSOCIATION, a national banking association duly established with its principal corporate trust office located in Chicago, Illinois (formerly known as THE FIRST NATIONAL BANK OF CHICAGO) ("Trustee").

R E C I T A L S

      WHEREAS, Borrower, Lessee, Surety, Greenwich Capital Financial Products, Inc. ("Greenwich"), Alterra, SELCO, and Trustee entered into to that certain Amended and Restated Trust Agreement, dated as of December 20, 1999, as amended by that certain Third Master Amendment, dated as of May 31, 2000 ("Third Amendment"), that certain Fourth Master Amendment, dated as of June 30, 2000 ("Fourth Amendment"), that certain Fifth Master Amendment, dated as of December 6, 2000 ("Fifth Amendment", as further amended, restated, supplemented or otherwise modified from time to time, the "Trust Agreement"), pursuant to which the parties thereto have, among other things, appointed Trustee to act as trustee with respect to the Collateral (as defined therein).

      WHEREAS, pursuant to that certain Amendment to Insurance Surety Bond (Surety Bond A) dated as of March 29, 2001, Surety Bond A was amended to increase the "Insured Principal Amount" (as set forth on the first page of Surety Bond A) from $43,497,900.36 to $86,995,800.72.

      WHEREAS, Borrower, Lessee and Greenwich entered into that certain Amended and Restated Loan Agreement, dated as of December 20, 1999, as amended by the Third Amendment, the Fourth Amendment and the Fifth Amendment (as further amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), pursuant to which Greenwich has made the Loans to Borrower.

      WHEREAS, Borrower, Lessee, Surety, Greenwich, Alterra, SELCO and Trustee entered into that certain Participation Agreement, dated as of July 16, 1999, as amended by that certain Master Amendment, Confirmation and Acknowledgment Agreement, dated as of September 28, 1999, that certain Second Master Amendment, dated as of December 20, 1999, the Third Amendment, the Fourth Amendment and the Fifth Amendment (as further amended, restated, supplemented or otherwise modified from time to time, the "Participation Agreement").

      WHEREAS, in connection with the Securitization of the Loans, Greenwich has assigned and transferred all of its right, title and interest in and to the Loans and the Transaction Documents to Lender.

      WHEREAS, a Springing Lockbox Event has occurred and is continuing under the Trust Agreement.

      WHEREAS, Lessee has requested to modify the provisions governing the amount of, and mechanics for, disbursements from the Lockbox Account as currently set forth in Section 3.4 of the Trust Agreement.

      WHEREAS, Alterra has requested that (i) the amount and priority of payment of its Management Fee under the Flow of Funds Agreement be modified and (ii) the Guarantee be released and terminated.

      WHEREAS, there are numerous Events of Default which have occurred and are continuing under the Transaction Documents (the "Existing Events of Default");

      WHEREAS, pursuant to an Amendment to Insurance Surety Bond, dated as of March 29, 2001 (the "Surety Bond A Rewrap Amendment"), from Surety to Trustee, Surety elected to exercise its rights under Section 1.9 of the Trust Agreement to increase the insured amount under Surety Bond A to cover the then uninsured portion of Note A;

      WHEREAS, pursuant to a Reaffirmation of Backstop Insurance Surety

Bond, dated as of March 29, 2001, CENTRE REINSURANCE (US) LIMITED, a Bermuda corporation ("Backstop Insurer") acknowledged the increase in the insured amount of Surety Bond A pursuant to the Surety Bond A Rewrap Amendment and, after giving effect thereto, reaffirmed its obligations under Backstop Surety Bond A;

      WHEREAS, the Surety and Backstop Insurer wish to amend the Trust Agreement and the other Transaction Documents such that, from and after the date hereof, Surety Bond A will fully insure the principal amount of Note A;

      WHEREAS, on or about May 29, 2002, the Trustee, at the instruction of the Surety executed upon a stock power issued to the Trustee with respect to the stock of Lessee held by Alterra and caused such stock in the Lessee held by Alterra to be transferred to Lessee Parent (the "Stock Power Transaction");

      WHEREAS, the Surety and Lender are willing to agree to Alterra's request (subject to the terms and provisions set forth herein, including, without limitation, the satisfaction of the Release Conditions, as defined below) to modify the amount of the Management Fee payable to Alterra and modify the priority of payment of such Management Fee under the Flow of Funds Agreement and to release Alterra from the Guarantee in exchange for, among other things, the payment of the Noteholder Consent Fee and the Surety Consent Fee as contemplated herein.

      NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

      Section 1.1      Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings given thereto in that certain Amended and Restated Master Glossary of Definitions dated as of December 20, 1999 (as amended pursuant to the Third Amendment, the Fourth Amendment and the Fifth Amendment, as further amended, restated, supplemented or otherwise modified from time to time, the "Master Glossary").

ARTICLE II
AMENDMENT OF TRANSACTION DOCUMENTS

      Amendment of the Master Glossary of Definitions. The Master Glossary of Definitions is hereby amended as follows:

(a)     The following new definitions shall be added to the Master Glossary:

     "Administrative Amounts" means an amount equal to the sum of (i) up to a $300,000 per annum fee payable to the Administrative Manager, plus (ii) any out of pocket costs and expenses payable to the Administrative Manager pursuant to any Administrative Management Agreement, plus (iii) any indemnity amounts payable to any Administrative Manager pursuant to any Administrative Management Agreement.

     "Administrative Management Agreement" means any agreement between the Lessee and any Administrative Manager pursuant to which such Administrative Manager undertakes to oversee the activities or operations of the Lessee.

     "Administrative Manager" means any Person which (i) is not an affiliate of the Surety, Lender or any Noteholder, (ii) owns stock in the Lessee and (iii) is party to any Administrative Management Agreement.

"Allocated Loan Amount" means, with respect to any Property, the loan amount applicable to such Property as set forth on Schedule I hereto.

"Allocated Loan Amount Percentage" means, with respect to any Property, the percentage applicable to such Property as set forth on Schedule I hereto.

     "Alterra Aggregate Pro Rata Percentage" means the sum of all Allocated Loan Amount Percentages applicable to the Properties managed by Alterra during any calendar quarter, provided however, if Alterra only manages a particular Property for a portion of any calendar quarter, the Allocated Loan Amount Percentage used in this calculation for such Property shall be adjusted on a pro rata basis (based upon the number of days in such calendar quarter during which Alterra did so manage such Property) .

     "Alterra Bankruptcy Court" shall have the meaning set forth in Release Conditions.

     "Benefits" shall mean all existing 401(k) employee benefits, dental health insurance benefits, general health insurance benefits and other similar benefits paid by any Manager with respect to employees of the Properties.

     "Cash Manager" shall have the meaning set forth in Section 3.4(c) of the Trust Agreement.

     "Consent Fee" means the collective reference to (i) a fee of $4,700,000 payable by Alterra to Lender, as agent for the Noteholders, to be split among the Noteholders in accordance with an agreement among the Noteholders, and (ii) a fee of $1,000,000 payable by Alterra to the Surety to be retained by the Surety for its own account.

     "Corporate Allocations" shall mean expenses, if any, which are incurred by any Manager which relate to the Properties as well as other properties owned, leased and/or managed by such Manager and its Affiliates (including, without limitation, malpractice insurance, liability insurance, property insurance and advertising costs and expenses), which expenses are, in any case, allocable to the Properties directly or on a per bed basis, and which expenses and allocations are otherwise acceptable to the Cash Manager and the Controlling Party.

     "Credit Card Expenses" shall mean, with respect to any Property, authorized expenses relating to the day to day operation of such Property which expenses are charged by any local on-site administrator or staff of such Property on any charge card provided to such local on-site administrator or staff by the Manager of such Property.

     "Effective Date" means the date that a plan of reorganization of Alterra under Chapter 11 of the United States Bankruptcy Code, approved and confirmed by the Alterra Bankruptcy Court, is effective.

     "Independent Manager" means any manager from time to time of any Property or Properties which is not Alterra, Surety, Backstop Insurer, Lender or any Noteholder and which is not an Affiliate of any of the foregoing.

     "Management Fee Coverage Ratio" means, for any calendar quarter, the ratio of (i) the remainder of (a) Operating Revenues generated by the Properties managed by Alterra during such quarter, minus (b) Operating Expenses payable with respect to the Properties managed by Alterra (which Operating Expenses shall include an assumed management fee of 5% of Operating Revenues applicable to such Properties so managed by Alterra even if a lesser management fee is then currently payable to Alterra with respect to some or all of such Properties) during such quarter minus (c) the Quarterly CapEx Allowance for such calendar quarter to (ii) the product of (A)the sum of (x) the of interest and principal payments due on the Notes during such calendar quarter, plus (y) any Surety Premiums due during such calendar quarter multiplied by (B) the Alterra Aggregate Pro Rata Percentage during such calendar quarter.

     "Payroll Account" shall mean account number 199608241 at US Bank National Association (f/k/a Firstar Bank Illinois), in the name of the Trustee which account has been established by the Trustee and the Cash Manager for the purpose of paying payroll of the employees of the Properties managed by Alterra, and which account meets the requirements of an Eligible Account, together with any other additional, replacement or substitution account that may be established from time to time by the Trustee and the Cash Manager (with the Consent of the Controlling Party) for the purpose of paying payroll of the employees of the Properties.

     "PITA Holder Amounts" means an amount equal to the sum of (i) any out of pocket costs and expenses payable to the PITA Manager pursuant to any PITA Management Agreement, plus (ii) any indemnity amounts payable to any PITA Manager pursuant to any PITA Management Agreement.

     "PITA Management Agreement" means any agreement between the PITA and any PITA Manager pursuant to which such PITA Manager undertakes to oversee the activities or operations of PITA.

     "PITA Manager" means any Person which (i) is not an affiliate of the Surety, Lender or any Noteholder, (ii) owns stock in PITA and (iii) is party to any PITA Management Agreement.

     "Quarterly CapEx Allowance" means, during any calendar quarter, an amount equal to the result of (A) the product of (i) $275.00 multiplied by (ii) the number of beds at the Properties managed by Alterra during such calendar quarter (provided however to the extent that Alterra has only managed a Property for a portion of such quarter, the Quarterly CapEx Allowance for such Property shall be pro rated based upon the numbers of days within such calendar quarter during which Alterra managed such Property) multiplied by (B) a fraction, the numerator of which is the number of calendar days in such calendar quarter and the denominator of which is 365.

     "Release Conditions" means the satisfaction of all of the following conditions: (i) the indefeasible payment by Alterra of the Consent Fee which payment shall be made on or before the Effective Date; (ii) Alterra shall not have rejected the Lessee Management Agreement in bankruptcy and Alterra shall not be in default (other than a default arising solely as a result of an Alterra bankruptcy or a default waived by Lessee, with Surety's consent) of its obligations under the Lessee Management Agreement (after giving effect to applicable notice and cure period set forth therein); (iii) neither Alterra nor the bankruptcy court which has jurisdiction over Alterra's bankruptcy case (the "Alterra Bankruptcy Court") nor the Alterra bankruptcy plan of reorganization shall (A) have modified the terms of any the Transaction Documents to which Alterra is a party (or rejected any such agreement) without the consent of the applicable parties thereto, (B) have modified any of the terms set forth in that certain Sixth Master Amendment, dated as of December 27, 2002, among the parties, including, without limitation, any of the changes made to the Lessee Management Agreement, and (C) have reduced the amount of, or required the return of, all or any portion of the Consent Fee; (iv) the Alterra Bankruptcy Court shall have approved Alterra's participation in all of the transactions and matters contemplated in, and performance of its obligations under, this Master Amendment, including, without limitation, the payment of the Consent Fee; and (v) Alterra shall have performed all of its obligations hereunder, including fulfilling its obligation to pay all indemnity amounts then due and payable by Alterra under this Master Amendment (including, without limitation, all indemnity amounts then due and payable by Alterra pursuant to Section 2.9 of this Master Amendment) and under all of the Transaction Documents (provided, however, Alterra shall not be deemed in breach of this clause (v) as a result of its breach of any representation and warranty set forth in Section 2.9(c) of this Master Amendment); and (vi) Alterra shall not have (w) asserted any interest in any payments made by any of the Residents under any of the Residency Agreements, (x) attempted to include such payments or any other revenues from the Properties in any cash collateral order filed in its bankruptcy proceeding, (y) attempted to use any self insurance amounts on deposit with any insurance carrier, broker or third party servicer for any purposes other than to pay or settle claims in accordance with the terms of the applicable contracts or policies with such insurance carriers, brokers or third party servicers or (z) asserted any interest in any of the cash deposited into the Lockbox Account or attempted to include such cash in any cash collateral order filed in its bankruptcy proceeding, provided however, the foregoing restrictions shall not prohibit Alterra from asserting an interest in any amounts owed to it pursuant to, and in accordance with the priority set forth in, Section 3.4 of the Trust Agreement and Section 2.1 of the Flow of Funds Agreement, including payment of Operating Expenses previously paid by Alterra for which it is entitled to reimbursement in accordance with such sections.

            (b)     The following definitions are hereby amended as follows:

(i)      The definition of "Lockbox Agreement " is hereby deleted in its entirety and replaced with the following:

     "Lockbox Agreement" shall mean collectively (i) that certain Lockbox Agreement dated as of July 16, 1999, by and among Lessee, Guarantor, the Joint Ventures, Trustee, and US Bank National Association (f/k/a Firstar Bank Illinois), as heretofore amended, and (ii) any other lockbox agreement or other similar agreement with respect to a lockbox in form and substance satisfactory to the Controlling Party and the Non-Controlling Party into which Operating Revenues are deposited, in each case, as same may be hereafter amended, modified, supplemented and/or restated from time to time.

(ii)      The definition of "Management Fees " is hereby deleted in its entirety and replaced with the following:

      "Management Fees" shall mean, (i) in the case of Properties for which Alterra acts as Manager, the sum of (a) a base management fee equal to 3% of monthly Operating Revenues generated by such Properties so managed by Alterra, payable monthly in arrears in accordance with the Flow of Funds Agreement, plus (b)(x) if and to the extent that during an entire calendar quarter the Properties managed by Alterra achieve a Management Fee Coverage Ratio equal to or greater than 1.00 : 1.00, an additional premium management fee of 2% of Operating Revenues for such Properties for such calendar quarter, which additional premium management fee shall be payable in arrears at the beginning of the next calendar quarter in accordance with the Flow of Funds Agreement, or (y) if and to the extent that during an entire calendar quarter the Properties managed by Alterra achieve a Management Fee Coverage Ratio equal to or greater than 1.30 : 1.00, an additional premium management fee of 3% of Operating Revenues for such Properties for such calendar quarter, which additional premium management fee shall be payable in arrears at the beginning of the next calendar quarter in accordance with the Flow of Funds Agreement; and (ii) in the case of any Independent Manager, the management fee (or additional or premium management fee, as the case may be) as agreed to from time to time by Lessee and such Independent Manager, as approved by the Controlling Party. Any such Management Fee which is to be calculated based upon Operating Revenues shall be calculated based upon Operating Revenues from the most recent calendar month for which the unaudited monthly financial statements have been prepared, closed and provided to the Controlling Party and shall be increased or decreased each quarter based upon the calculations set forth above. If and to the extent that there are subsequent adjustments to Operating Revenues with respect to any month for which the books have been so closed, such adjustment shall be reflected in the current month's calculation of Management Fees and such current month's Management Fee shall be either increased or decreased, as applicable.

(iii)      The definition of "Manager " is hereby deleted in its entirety and replaced with the following:

     "Manager" means, for any Property, Alterra Healthcare Corporation, a Delaware corporation, ALI Palmer Ranch East, Inc., a Delaware corporation, or such other Independent Manager as may be the property manager for such Property, provided however, that to the extent any such party no longer manages any such Property, such party shall no longer be considered a "Manager" of such Property.

 (iv)      The definition of "Material Action" is hereby amended by deleting clause "(d)" in its entirety and replacing it with the following:

     "(d) intentionally omitted ,"

(v)     The definition of "Operating Expenses " is hereby deleted in its entirety and replaced with the following:

          ""Operating Expenses" shall mean, with respect to any period, all reasonably incurred and documented operating expenses incurred by the Lessee or by Manager on behalf of Lessee (without duplication) in connection with the operation of the Properties, determined on a cash basis, including but not limited to the following expenses:

(i)      salaries, wages, Benefits and payroll taxes;

(ii)     fees and expenses payable to the Trustee (if any) first, and then to the Cash Manager (to the extent not already paid by any Manager);

(iii)     insurance premiums (unless paid in escrow to Trustee in accordance with Section 3.7 of the Trust Agreement);

(iv)     fees and expenses of lawyers and accountants and other unaffiliated professional fees incurred in the ordinary course of business in connection with the normal day to day operation of the Properties;

(v)     fees, costs and expenses in connection with the day to day repair and maintenance of the Properties (excluding any capital expenditures (as defined by GAAP));

(vi)     all utility charges and expenses relating to the direct operation of the Properties;

(vii)      all Credit Card Expenses, if any, related to the Properties, and all Corporate Allocations related to the day to day operation of the Properties, in each case, which have already been incurred, advanced and/or paid by any Manager (or other applicable Affiliate of such Manager, as the case may be);

(viii)     all Management Fees then due and owing to any Independent Manager; and

(ix)     all Administrative Amounts and all PITA Holder Amounts.

     This definition of "Operating Expenses" excludes (i) all Surety Premiums, (ii) all interest expenses, (iii) depreciation and amortization relating to the Properties, and (iv) reserves."

      (c)      The definitions of "Deferred Management Fees", "Lessee Achievement Coverage Ratio", "Lessee Achievement Date", "Priority A Deferred Management Fee" and "Priority B Deferred Management Fee" are hereby deleted.

Section 2.2      Amendment of Trust Agreement.

Deletion of Section 1.10 of Trust Agreement - Permanent 100% Wrap of Note A. The parties hereto hereby agree that effective (and only effective) upon the satisfaction of all Release Conditions, Surety Bond A shall fully and permanently insure Note A (upon the terms and subject to the conditions of Surety Bond A), and in connection therewith, the Trust Agreement shall be amended by deleting, in its entirety, Section 1.10 of the Trust Agreement and replacing such deletion with the following:

     "Section 1.10 Reserved"

      (b)      Amendment of Section 3.4(a) of the Trust Agreement. Section 3.4(a) of the Trust Agreement is hereby deleted in its entirety and replaced with the following:

(a)     Establishment of Lockbox Account. Trustee has directed Lessee (or may in the future, upon the request of the Controlling Party or the Cash Manager, direct Lessee) to establish (i) a separate account, account number 422579-059, at US Bank National Association (f/k/a Firstar Bank Illinois), located in Chicago, Illinois, in the name of the Trustee pursuant to the Correspondent Lockbox Agreement, meeting the requirements of an Eligible Account, and (ii) such other separate account or accounts established with the consent of the Controlling Party meeting the requirements of an Eligible Account as may be necessary or desirable to segregate or otherwise manage and account for Operating Revenues of the Properties, which accounts referred to in clauses (i) and (ii) above shall be known as the "Lockbox Account" (the "Lockbox Account"). Borrower and Lessee acknowledge and agree that all Operating Revenues shall be deposited into the Lockbox Account which shall be disbursed pursuant to the terms of this Trust Agreement and the Flow of Funds Agreement. Each of Borrower, Guarantor and Lessee hereby acknowledges that it has no further ownership of the Lockbox Account and funds therein and has no rights thereto, except as expressly provided in the Lockbox Agreement and this Trust Agreement.

      (c)     Amendment of Section 3.4(c) of the Trust Agreement. Section 3.4(c) of the Trust Agreement is hereby deleted in its entirety and replaced with the following:

          "(c)     Disbursements from the Lockbox Account Upon Springing Lockbox Event. At all times after the occurrence and during the continuance of a Springing Lockbox Event, neither Lessee, Alterra, Manager nor Borrower shall have the right to withdraw any funds from the Lockbox Account and funds shall only be withdrawn from the Lockbox Account by Trustee, or any applicable servicer appointed from time to time by the Trustee and the Controlling Party (hereinafter, the "Cash Manager") and such funds shall be disbursed in accordance with the terms and provisions set forth herein and in the Flow of Funds Agreement. The provisions of this Section 3.4(c) shall continue to apply after the occurrence of a Springing Lockbox Event, even if such Springing Lockbox Event is subsequently cured. On a monthly basis the Cash Manager shall disburse available funds from the Lockbox Account as follows:

(i)     not less than three (3) Business Days prior to the date payroll at any of the Properties is due and payable, the Lessee, and/or each Manager, as the case may be, shall notify the Cash Manager, in writing, of the amount of payroll payable to the employees of such Properties and the payroll taxes and withholding taxes payable with respect to such payroll (collectively, the "Payroll Amount"), and at least one (1) Business Day prior to the date such payroll is so payable, the Cash Manager shall deposit into the Payroll Account, the applicable Payroll Amount;

(ii)      up to one time per week, but in no event, more than four times per month, the Cash Manager shall advance to Lessee or the applicable Manager (as the case may be) up to $225,000 in the aggregate for all of the Properties (or such other amount as the Cash Manager and each Manager and the Controlling Party shall determine is necessary and appropriate, including, without limitation, any increases or decreases to such amount as a result of the Reconciliation Report (as defined below), to be applied to the payment of Operating Expenses of the Properties (other than those covered specifically by other amounts disbursed under this Section 3.4(c)) provided however, (x) any such weekly disbursement shall only be made if the Lessee and each Manager has submitted to the Cash Manager and the Controlling Party all reports required to be submitted pursuant to this Agreement (including, without limitation, the monthly Reconciliation Report required pursuant to this Section 3.4), any management agreement or any other Transaction Document, and (y) if at any time there is more than one Manager of the Properties, such weekly disbursement amount set forth in this sub-clause (c)(ii) shall be allocated to each Property on a pro rata basis based upon a fraction, the numerator of which is the number of licensed beds in such Property and the denominator of which is the total number of licensed beds at all of the Properties;

       (iii)      during the first week of each calendar month, each Manager shall submit to the Cash Manager and to the Controlling Party, a written report setting forth the applicable amounts relating to the Corporate Allocations from the immediately preceding calendar month, and subject to approval by the Cash Manager and the Controlling Party, the Cash Manager shall disburse to such Manager (or other applicable Affiliate of such Manager, as the case may be), no later than the fifth (5th) day after receipt of such written report, an amount sufficient to reimburse such Manager for such preceding month's Corporate Allocations;

      (iv)      during the first week of each calendar month, each Manager shall submit to the Cash Manager and to the Controlling Party, a written report (together with applicable invoices and other supporting documentation) setting forth the Credit Card Expenses and Benefits from the immediately preceding calendar month, and, subject to approval by the Cash Manager and the Controlling Party, the Cash Manager shall disburse to such Manager, no later than the fifth (5th) day after receipt of such written report, an amount sufficient to reimburse such Manager for such preceding month's Credit Card Expenses and Benefits;

      (v)      from time to time as required by the Lockbox Agreement, the Cash Manager shall pay such fees and expenses as are required to be paid to US Bank National Association (f/k/a FirStar Bank Illinois) (or any other financial institution which holds a Lockbox Account) in connection with the Lockbox Account or any other lockbox account; and

      (vi)      subject to Section 3.4(d) below, on a monthly basis after the disbursements set forth in the preceding categories, the Cash Manager shall disburse (or direct the disbursement of) any amounts remaining in the Lockbox Account in accordance with Section 2 of the Flow of Funds Agreement.

     During the first week of each calendar month, each Manager shall submit to the Cash Manager and to the Controlling Party, a written report which shows the actual Operating Expenses of Lessee and such Manager which were paid during the preceding month in connection with the Properties managed by such Manager, and a reconciliation between the amount disbursed to such Manager pursuant to Sections 3.4(c)(i) through 3.4(c)(v) above and such actual Operating Expenses which were paid with respect to such Properties (the "Reconciliation Report"), which Reconciliation Report shall be in form and substance satisfactory to the Cash Manager and the Controlling Party.

(A)     To the extent that the actual Operating Expenses that were paid with respect to any Properties under Sections 3.4(c)(i) through 3.4(c)(v) during the preceding month were less than the actual amount disbursed pursuant to Sections 3.4(c)(i) through and 3.4(c)(v) above, the next distribution to such Manager pursuant to Section 3.4(c)(ii) (as the case may be) shall be decreased to reflect such difference; and

(B)     To the extent that the actual Operating Expenses that were paid with respect to any Properties under Sections 3.4(c)(i) through 3.4(c)(v) during the preceding month were greater than the amount disbursed pursuant to Sections 3.4(c)(i) through 3.4(c)(v) above, the next distribution to such Manager pursuant to Section 3.4(c)(ii) shall be increased to reflect such difference.

           (d)      Amendment to Section 3.4(d) of the Trust Agreement. Section 3.4 of the Trust Agreement is hereby amended to add the following subsection (d) thereto:

"(d)     Miscellaneous Lockbox Provisions.

 (i)     Prior to making any disbursement pursuant to Section 3.4(c)(vi) above, the Cash Manager shall reserve funds in the Lockbox Account sufficient to pay the current month's items 3.4(c) (i) through (v), and in calculating the necessary reserve amount, it shall assume that the highest amount paid in the preceding two calendar months for items 3.4(c) (i), (iii), (iv) and (v) will be necessary to cover the current month's corresponding Operating Expenses;

(ii)      Notwithstanding the foregoing, upon the occurrence of the Termination Date all amounts in the Lockbox Account shall be disbursed pursuant to Section 4.2 of this Trust Agreement;

(iii)      Each of Lessee, Alterra, Manager, Borrower and Successor Controlling Party hereby irrevocably appoints each of Trustee, Servicer, Cash Manager and Controlling Party and such agents as may be designated by such persons as attorney in fact for Lessee and Borrower to execute or endorse checks and other receipts and to do all things deemed necessary or convenient by Trustee, Servicer, Cash Manager or Controlling Party to effect possession and control of the funds in the Lockbox Account.

(iv)      Monies in the Lockbox Account shall be invested in Permitted Investments pursuant to Section 3.11 hereof; and

(v)      Any and all reports submitted by Lessee or any Manager pursuant to this Trust Agreement or any other Transaction Document may be reviewed and audited by the Cash Manager or the Controlling Party for a period of five Business Days after receipt of such report and to the extent the Cash Manager and the Controlling Party do not object to the contents of such report, on the sixth Business Day after receipt of such report the Cash Manager shall make the disbursements as required above."

       Section 2.3      Controlling Party Discretion Items.

           (a)      Controlling Party Discretion Generally. The parties hereto hereby agree that notwithstanding any other provision of this Master Amendment or any other provision of any Transaction Document (including, without limitation, the Trust Agreement) or any restrictions set forth in the Trust Agreement or the definition of Material Action, each of the parties hereto hereby agrees that the Controlling Party shall have the sole and absolute right, without consent from any other party hereto or without the consent of any other party to any of the Transaction Documents (including the Non-Controlling Party), to undertake any and all of the following actions or consents on its own:

(i)      the removal and/or replacement of any Manager of any of the Properties with any Independent Manager;

(ii)      the appointment, removal and/or replacement of any Administrative Manager or PITA Manager;

(iii)      any modification to the terms of the amended Lessee Management Agreement or any replacement thereof and to consent to the Lessee entering into new management agreements with any Independent Managers;

(iv)      a restructuring of the Lessee and/or the Borrower and the manner in which any of the Properties are held by the Lessee and/or the Borrower (including, without limitation, the formation of separate wholly owned entities to hold each Property or groupings of Properties) if and to the extent that such restructuring is necessary to obtain liability and casualty insurance coverage upon the most economically favorable terms (an "Insurance Restructuring"), provided however, such Insurance Restructuring (if any) shall only be permitted to the extent that (A) its is done in compliance with all applicable REMIC rules and licensing requirements (B) after giving effect to such Insurance Restructuring, the Trustee shall continue to have a first priority perfected security interest in all of the assets of the Borrower, the Lessee and any entities owned by either (and Lessee, Borrower and/or their respective affiliates will execute and deliver to Lender, Surety and the Trustee any and all documents reasonably required by Controlling Party and Non-Controlling Party to better assure that the Trustee continues to hold such first priority perfected security interests and), (C) the Lessee and/or Borrower will deliver to the Lender and Surety at least ten (10) Business Days prior written notice of any such proposed Insurance Restructuring including a reasonably detailed description of same) and (D) no actual monetary (or only de minimis monetary) consideration is received in connection therewith (other than any actual reduction of insurance premiums resulting from such Insurance Restructuring);

(v)      to cause or consent to a transfer of the stock of the Lessee or Borrower to a purchaser or to a subsequent purchaser (including, without limitation, any subsequent transfer of the stock of the Borrower);

(vi)      the sale or disposal, of or foreclosure upon, any number of Properties subject to compliance with all of the terms and provisions set forth in this Section 2.3 of this Master Amendment, provided that any such sale or disposal or foreclosure shall not result in any acceleration or payment under any of the Surety Bonds or the Backstop Policies except to the extent set forth in this Section 2.3; and

(vii)      to consent to any amendments, restatements, modifications or supplements to any Regulatory Sublease (as defined in Section 3.1(e) of this Master Amendment) or to consent to any renewals or replacements thereof, in each case, but only to the extent as may be necessary to obtain or renew a license to operate any of Properties by any Manager or owner thereof, provided, however, the Controlling Party shall not be granted the discretion to undertake, the actions or consents set forth in (x) sub-clauses (ii) or (v) of this Section 2.3(a) if any consideration other than the de minimis consideration is received in connection therewith unless such consideration is applied in accordance with Section 2.3(b) below, or (y) in the case of sub-clause (vi) of this Section 2.3(a), until such time as the Release Conditions have been satisfied. To the extent the Controlling Party directs the Trustee to undertake any action as part of Controlling Party's exercise of its rights under this Section 2.3, Trustee will undertake such action without any obligation to confirm or determine whether or not Controlling Party has the power and authority hereunder to give such direction, or whether or not any conditions precedent or required approvals are fulfilled or waived.

      (b)      Principal Prepayment and Prepayment Consideration in connection with Sale, Disposal or Foreclosure of any Property. If and to the extent that, in accordance with Section 2.3(a)(vi) of this Master Amendment, Controlling Party consents to or directs any sale or disposal of, or foreclosure upon, any Property (a "Property Disposition"), the parties hereto hereby agree that any proceeds received in connection therewith will be applied first to the outstanding principal amount of Note A, and then to the outstanding principal amount of Note B, provided however, without regard to the amount of proceeds so received, no lien under the Transaction Documents encumbering any Property which is the subject of such Property Disposition shall be released unless and until the Borrower shall have paid to the Noteholders, an amount equal to the sum of (x) 75% of the Allocated Loan Amount for each applicable Property which is the subject of such Property Disposition, plus (y) the applicable amount of Prepayment Consideration required to be paid pursuant to the applicable Note so repaid (the aggregate of (x) and (y), the "Required Payment Amount"). Notwithstanding the foregoing, if a Property subject to a Property Disposition is disposed of (i) for more than the Required Payment Amount applicable to such Property, the principal component of the Required Payment Amount shall be increased until such time as the principal repayment, together with the required Prepayment Consideration on such principal repaid equal the net proceeds received from such Property Disposition, or (ii) for less than the Required Payment Amount applicable to such Property, each of Surety and Backstop Insurer hereby agree that the amount of any such shortfall shall be covered by a drawing upon the Surety Bond or the Backstop Policy, as the case may be, in accordance with the terms and provisions thereof. In addition, if more than de minimis consideration (if any) is paid by the Administrative Manager, the PITA Manager or the purchaser of stock of the Lessee or the Borrower in connection with the exercise by the Controlling Party of the discretion granted to it pursuant to sub-clauses (ii) or (v) of Section 2.3(a), such consideration shall be paid to the Trustee to be applied to a prepayment of the Notes in accordance with this Section 2.3(b), together with applicable Prepayment Consideration on the amount of such prepayment.

           (c)      Consideration from Insurance Restructuring or Disposition of Borrower or Lessee Stock. If any monetary consideration (other than de minimis consideration) is received in connection with any Insurance Restructuring or in connection with any other transfer of stock or equity of the Lessee or Borrower, such consideration shall be applied first to the outstanding principal amount of Note A, and then to the outstanding principal amount of Note B, which principal prepayment shall be adjusted so that the amount prepaid together with the Prepayment Consideration equals 100% of the net monetary consideration so received in connection with disposition or transfer of such stock.

      Section 2.4      Amendment of Flow of Funds Agreement.

           (a)     Section 2.1 of the Flow of Funds Agreement is hereby amended (x) deleting the proviso (which was added in the Third Amendment) at the end of clause (i) thereof and replacing it with the following language: "; provided, however, that during a Springing Lockbox Event, Operating Expenses shall be distributed in accordance with Section 3.4(c) of the Trust Agreement"; (y) by deleting, in its entirety, the full paragraph at the end of such Section (starting with the words "Notwithstanding anything to the contrary contained in this Agreement, all Management Fees shall be subordinated in priority of payment to below Category ...") (which was added by the Third Amendment), and (z) by deleting sub-clauses (xv) through (xviii) thereof and replacing such sub-clauses with the following:

"(xv)     Reserved;

(xvi)     to the Trustee, an amount for deposit into the Lease Reserve Account up to the Lease Reserve Cap;

(xvii)     Reserved; and

(xviii)     the balance, if any, to the Lessee."

            (b)     Section 2.1 of the Flow of Funds Agreement is hereby further amended to add the following new paragraph at the end of such Section:

          "Notwithstanding the foregoing or any other provision in any of the Transaction Documents or any prior amendments or master amendments thereto, the parties hereto hereby agree that the Management Fee payable to Alterra shall be payable as follows:

(A) from December 27, 2002 to and through the Effective Date, no Management Fee shall be payable to Alterra;

(B) commencing immediately after the Effective Date to and through March 31, 2004 (but only to the extent that the Effective Date occurs prior to March 31, 2004), the Management Fee shall be payable to Alterra from available Operating Revenues from Properties managed by Alterra after such Operating Revenues have been applied through category (vi) of this Section 2.1 with respect to actual (or in the case of certain Corporate Allocations such as insurance, the allocable portion thereof of) Operating Expenses for the Properties managed by Alterra and the Alterra Aggregate Pro Rata Percentage of the amounts set forth in categories (iii) through (vi) of this Section 2.1, in each case in accordance with and pursuant to this Section 2.1, provided however for purposes of this sub-clause (B), the parties hereto hereby agree that any monthly Administrative Amounts or PITA Holder Amounts (if any) paid to the Administrative Manager and any Management Fees paid to an Independent Manager as an Operating Expense shall not reduce the amount available to pay Alterra as a Management Fee pursuant to this sub-clause (B);

(C) commencing on and after April 1, 2004 (but only to the extent that the Effective Date occurs prior to April 1, 2004) the Management Fee shall be payable to Alterra from available Operating Revenues after such Operating Revenues have been applied through category (vi) of this Section 2.1 with respect to actual (or in the case of certain Corporate Allocations such as insurance, the allocable portion thereof of) Operating Expenses for the Properties managed by Alterra and the Alterra Aggregate Pro Rata Percentage of the amounts set forth in categories (iii) through (vi) of this Section 2.1, in each case in accordance with and pursuant to this Section 2.1, provided however for purposes of this sub-clause (C), the parties hereto hereby agree that any monthly Administrative Amounts or PITA Holder Amount (if any) paid to the Administrative Manager and any Management Fees paid to an Independent Manager as an Operating Expense shall not reduce the amount available to pay Alterra as a Management Fee pursuant to this sub-clause (C); and

provided however, if on any Distribution Date there are insufficient Operating Revenues available to pay Alterra all or any portion of its Management Fee pursuant to the foregoing agreed upon priority (such shortfall amount, the "Alterra Management Fee Deficiency Amount"), Alterra hereby agrees that it shall not be entitled to collect, nor shall it ever assert a claim for, such Alterra Management Fee Deficiency Amount, and neither the Lessee nor any other party hereto shall have any obligation to pay such amount in the future and Alterra shall not be entitled to collect such amount from any future Operating Revenues."

Section 2.5      Amendments to Loan Agreement and Notes

            (a)     The definition of "Hazardous Materials" set forth in Section 1.1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following:

"Hazardous Materials" means any substance, material, manufactured article, pollutant, hazardous substance, radioactive substance, solid waste, hazardous waste, hazardous materials, hazardous air pollutant, flammable materials, explosives, toxic substance, toxic air contaminant, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, underground storage tanks (whether empty or containing any substance), Radon gas, polychlorinated biphenyls and compounds containing them, hazardous waste, extremely hazardous waste, special waste, lead and lead-based paint, petroleum or petroleum-derived substances or wastes (including, without limitation, hydraulic oil, oil, gasoline or diesel fuel), microbial matter, biological toxins, mycotoxins, mold or mold spores, and includes, but is not limited to, all of the items above as defined in any Environmental Law or any hazardous or toxic constituent thereof, as well as any other substance which is required by any Governmental Authority or under any Environmental Law to be investigated, cleaned up, removed, treated, monitored, controlled or otherwise abated or the presence of which requires notice or warnings to be given, in all cases whether now or in the future.

            (b)      The definition of "Prepayment Consideration" set forth in Section 6(i) of each of the Notes is hereby deleted in its entirety and replaced with the following:

"The "Prepayment Consideration" shall be the amount equal to the greater of (i) two percent (2%) of the principal amount of the Loan or the portion thereof, which is being prepaid, or (ii) the excess, if any, of (A) the amount of the monthly interest which would otherwise be payable on the principal balance being prepaid from the date of the first day of the calendar month immediately following the date of prepayment (unless prepayment is tendered on the first day of any calendar month during the term of this Note, in which case from the date of prepayment) to and including the Maturity Date; over (B) the amount of the monthly interest the Noteholder would earn if the principal balance being prepaid were reinvested for the period from the first day of the calendar month immediately following the date of prepayment (unless prepayment is tendered on the first day of any calendar month during the term of this Note, in which case from the date of prepayment) to and including the Maturity Date at the Treasury Rate (as hereinafter defined), such difference to be discounted to present value at the Treasury Rate."

Section 2.6      Termination of JV Management Agreements and Joint Venture Subleases.

           (a)     Termination of JV Management Agreements. The Manager hereby represents, warrants, covenants and agrees that the JV Management Agreements have already been terminated, or to the extent not so previously terminated, then pursuant to the terms and provisions hereof such JV Management Agreements are hereby terminated and cancelled in their entirety with such cancellation to be effective immediately.

           (b)      Termination of Joint Venture Subleases. The Manager hereby represents, warrants, covenants and agrees that all Subleases have already been terminated or to the extent not so previously terminated, then pursuant to the terms and provisions hereof such Subleases are hereby terminated and cancelled in their entirety with such cancellation to be effective immediately.

Section 2.7      Amendment and Restatement of Lessee Management Agreement. The Lessee Management Agreement is being amended and restated in its entirety pursuant to that certain Amended and Restated Assisted Living Consultant and Management Services Agreement (a form of which is attached as Exhibit A hereto), dated as of the date hereof, between Alterra and Lessee, and each of the parties hereto hereby consents to such amendment and restatement thereof.

Section 2.8      Termination of the Guarantee and Termination and Release of Alterra's Rights and Obligations under the Transaction Documents.

     (a)      Upon the satisfaction of the Release Conditions, and subject to the terms and provisions of this Section 2.8, Alterra shall be released from (i) all liability under the Guarantee and shall have no further obligation with respect to the Guaranteed Obligations thereunder, (ii) all liability for any indemnified claim under any of the Transaction Documents including under Article X of the Participation Agreement, or any indirect liability pursuant to the Guarantee in connection with any indemnified claim under Section 9.4 of the Loan Agreement or Section 5.10 of the Trust Agreement, (iii) all liability for any of its funding obligations under the Trust Agreement or the Flow of Funds Agreement relating to providing Guarantee Revenue, and (iv) all other liabilities and obligations under any of the Transaction Documents, provided however, notwithstanding the termination of the Guarantee, and the foregoing release set forth above, Alterra shall continue to be liable for (A) all of its obligations under the Lessee Management Agreement, and (B) all environmental claims and all clean up costs and all mold related claims and clean up costs, in each case, to the extent set forth in Section 2.9 hereof.

     (b)      The Guarantor Covenants set forth in Section 9.5 of the Participation Agreement shall be deleted in their entirety and shall have no further force or effect upon any provision in any of the Transaction Documents, and Alterra shall no longer have any liability with respect to any prior representation, warranty or covenant in any Transaction Document except as set forth in the proviso to Section 2.8(a) above and except as set forth in Section 2.9 below.

           (c)      All references to "Guarantee Revenue" or "Guarantee Revenues" shall be deleted from the Transaction Documents in their entirety and shall have no further force or effect upon any provision in any of the Transaction Documents, including, without limitation, in Article II of the Flow of Funds Agreement.

           (d)      Alterra shall no longer have any obligation to fund or supplement with its own funds, any of the accounts (including, without limitation, any of the reserve accounts) under Article 3 of the Trust Agreement or any other Transaction Document.

Section 2.9      Continuing Environmental Indemnity and Mold Indemnity.

           (a)      Survival of Existing Environmental Indemnity. By its execution hereof, Alterra hereby acknowledges and agrees that its current indemnity under Article X of the Participation Agreement covers any and all claims for mold related matters and remediation costs associated with mold related issues. Alterra further acknowledges and agrees that Alterra's current indemnity under the Transaction Documents for environmental claims and clean up costs associated therewith and all mold related claims and clean up costs associated therewith (collectively, "Environmental Matters"), any Guaranteed Obligations with respect to Environmental Matters currently covered under Section 9.4 of the Loan Agreement and Section 5.10 of the Trust Agreement, and any indemnity for Environmental Matters currently covered under Article X of the Participation Agreement, shall survive the general termination of the Guarantee and Alterra's indemnity obligations set forth in Section 2.8(a) above, provided however, such survival of such indemnification for such Environmental Matters:

      (i) shall only apply to any such indemnified claims with respect to a Property which arose before Alterra was terminated as Manager with respect to such Property, or which arise after the date Alterra is so terminated as Manager of any Property as a result of any (a) Hazardous Materials, conditions, or defect located at any Property prior to the date of such termination (unless such condition relates to mold and was identified by Alterra (and Alterra notified Surety and the Noteholders in writing of such condition) as requiring corrective action and such condition was not remedied or corrected as a direct result of Lessee's refusal to approve such corrective action or fund Lessee's portion of the cost of such corrective action in accordance with Section 2.9(b)) or (b) act, event, claim or omission of Alterra which occurred or existed prior to the date of such termination; and

(ii) in the case of mold related remediation costs and other costs associated with clean-up, corrective, rectification or other response activities (including without limitation investigation or assessment) to address mold or related conditions at any Property (collectively, "Mold Remediation Costs"), Alterra's liability for such Mold Remediation Costs shall be limited to the extent set forth in Section 2.9(b).

            (b)      Mold Remediation. The parties hereto hereby agree that Alterra shall only be liable for Mold Remediation Costs incurred from the date of this Master Amendment through May 1, 2004, (the "Remediation Period") and the allocation of any such Remediation Costs incurred during the Remediation Period shall be as follows:

(i)      the first $250,000 of Mold Remediation Costs incurred during the Remediation Period shall be paid from the amount on deposit (if any) in the Capital Improvements Account;

(ii)      the next $1,250,000 of Mold Remediation Costs incurred during the Remediation Period shall be split on a 50/50 basis between Alterra and amounts on deposit in the Capital Improvements Account;

(iii)      any Mold Remediation Costs incurred during the Remediation Period in excess of $1,500,000 shall first be taken from the Capital Improvements Account and then paid as an Operating Expense;

(iv)      if amounts in the Capital Improvements Account are insufficient to pay the allocated portion of the Mold Remediation Costs, such shortfall shall be paid as an Operating Expense.

For the avoidance of doubt, the parties hereto hereby agree that the foregoing dollar limits on Alterra's liabilities only apply to Mold Remediation Costs and do not apply to any third party tort claims for personal injury or other similar claims relating to mold or otherwise for which Alterra's full indemnity shall continue to the extent provided in Section 2.9(a); above.

(c)     Environmental Representations and Warranties by Alterra. Alterra represents, warrants and covenants that, except as set forth on Schedule 2.9 hereto, to the best of Alterra's knowledge, (i) the Properties have been kept free of Hazardous Materials, except for those Hazardous Materials necessary for the operation of the Properties and in compliance with all applicable Environmental Laws and Environmental Permits, and (ii) neither Alterra nor any occupant of the Properties has used, transported, stored, disposed of or in any manner managed Hazardous Materials in, on, under, to or from the Properties, except for those Hazardous Materials necessary for the operation of the Properties and in compliance with all applicable Environmental Laws and Environmental Permits. Alterra has complied with, and ensured compliance by all occupants of the Properties with, all applicable Environmental Law and Environmental Permits, and has kept the Properties free and clear of any liens imposed pursuant to such Environmental Law. Other than with respect to mold and mold related matters and the remediation thereof, Alterra has conducted and completed any and all investigations, studies, sampling, and testing, and all remedial actions necessary to investigate, remove or otherwise remediate any Hazardous Materials from the Properties to levels below applicable remedial objectives set forth in Environmental Laws and in accordance with all applicable Environmental Law.

 Section 2.10      Operating Liaison and Reports to Lenders. Alterra shall designate from among its operating management team an operating liaison for Lessee with respect to the Properties for which Alterra acts as Manager. Alterra shall make its liaison and other applicable operating management staff available for quarterly operating review meetings, and shall seek to provide, in accordance with Lessee's specifications, operating reporting packages for such Properties. Lessee shall deliver a summary of any such review meetings to Surety and Lender promptly after the same takes place. Within 10 days after the end of each calendar month, Lessee shall deliver to Lender a notice of any change in management of any Property which occurred during the preceding month. Lessee shall also deliver to Surety and Lender copies of any additional reports received from Alterra promptly after receipt thereof. Alterra shall deliver to the Lessee, Surety and Lender, a statement setting forth the Management Fee Coverage Ratio and Management Fee payable for the Properties managed by Alterra during the preceding quarter, which statement shall be delivered by Alterra to the Lessee, Surety and Lender at that same time Lessee is delivering its quarterly financial statements required under the Loan Agreement.

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Section 2.11     Confirmation of Release of Alterra; Payment of Consent Fee. At the Effective Date, subject to satisfaction of all other Release Conditions, the parties hereto shall execute and deliver to Alterra appropriate documentation terminating the Guarantee and releasing the liabilities and obligations of Alterra to the extent provided in Section 2.8 of this Master Amendment, provided that Alterra has paid the Consent Fee to Lender and the Surety.

Section 2.12     Consent to Transactions. In addition to the foregoing, effective upon the execution hereof by the parties hereto, each of the parties hereto hereby consents to the following:

(a)      The transfer by SELCO of all of the stock it holds in PITA to PITA Holding Corp. (the "PITA Purchaser") for the sum of $10 pursuant to that certain Stock Purchase Agreement among SELCO and the PITA Purchaser (the "PITA Stock Purchase Agreement").

(b)     The payment (i) to Lord Securities of a fee of $15,000 in connection with its management of AHC Acquisition Co., the parent company of the Lessee, and (ii) to Loeb & Loeb, reasonable legal fees owed to it in its capacity as counsel to Lord Securities and AHC Acquisition Co. in connection with the Stock Power Transaction and this Master Amendment.

(c)      The payment (i) to Lord Securities of an up front fee of $123,236 in connection with its management of the PITA Purchaser, and (ii) $7,500 to Loeb & Loeb (or such greater amount as has been incurred) in connection with reasonable legal fees owed to it in its capacity as counsel to Lord Securities and the PITA Purchaser in connection with the PITA Stock Purchase Agreement and the transactions related thereto.

(d)      The payment by SELCO to Alterra of the remaining balance of the Excluded Collateral (after giving effect to payments from the Excluded Collateral of the amounts set forth in Section 2.12(c) above).

Section 2.13     Amendments to Surety Bonds. Each of Surety Bond A and Backstop Policy A are hereby amended, by deleting clause (xii) of Section 5(a) of each of Surety Bond A and Backstop Policy A (which clause (xii) of such Section 5(a) was added pursuant to the Fifth Amendment) and inserting in its place the words "(xii) Reserved".

ARTICLE III
CONDITIONS TO EFFECTIVENESS.

Section 3.1      Conditions to Effectiveness The effectiveness of this Master Amendment shall be subject to the satisfaction of all of the following conditions:

(a)      Delivery of Agreement. This Agreement shall have been duly executed and delivered to the Trustee by each of the parties hereto.

(b)      Termination of Joint Venture Subleases and Dissolution of Joint Ventures. Guarantor shall delivered to Surety and to Lender evidence satisfactory to each that Alterra has complied with its obligations under (i) Section 3.14(c) of the Trust Agreement (as added to the Trust Agreement pursuant to the Third Amendment) and Section 4.1(g) of the Third Amendment, and (ii) Section 3.10 of the Fifth Amendment, and in any case, shall have terminated all of the Joint Venture Subleases, including, without limitation, all of the joint venture leases and remaining interests (if any) related to the Property located in Overland Park, Kansas, and Lessee and Alterra shall have delivered evidence satisfactory to Surety and Lender, that any sublease and remaining interest, if any, with respect to such Property has been terminated in full, which satisfaction shall be evidenced by the execution and delivery of this Master Amendment by Surety and Lender.

(c)      Amended and Restated Sublease Agreement (Residence). The Lessee and Alterra shall have duly executed an Amended and Restated Sublease Agreement (Residence) the form of Exhibit B hereto with respect to each Property which requires such agreement for licensure purposes (each a "Regulatory Sublease").

(d)      Reaffirmation of Bonds. Each of Surety and Backstop Insurer shall have provided reaffirmations with respect to their respective bonds, which reaffirmations shall be in form and substance satisfactory to the Noteholders and which satisfaction shall be evidenced by Lender's execution and delivery of this Master Amendment.

(e)      Legal Opinions - REMIC. The Noteholders shall have received an opinion from Sidley Austin Brown & Wood LLP regarding REMIC matters, which opinion shall be in form and substance satisfactory to the Noteholders and which satisfaction shall be evidenced by Lender's execution and delivery of this Master Amendment, or to the extent such opinion shall not have been rendered as of the date hereof, the Noteholders shall have waived delivery of such opinion for the purposes of this Master Amendment.

(f)      Amended and Restated Assisted Living Consulting and Operations Agreement. Alterra and the Lessee shall have duly executed the Amended and Restated Assisted Living Consulting and Operations Agreement in the form of Exhibit A hereto.

(g)      PITA Stock Purchase Agreement. The PITA Purchaser and SELCO shall have duly executed and delivered the PITA Stock Purchase Agreement, a copy of which shall be provided to the Surety and the Lender, and the form and substance of which shall be satisfactory to Surety, the Lender and the Noteholders which satisfaction shall be evidenced by Surety's and Lender's execution and delivery of this Master Amendment.

(h)      PITA Management Agreement. PITA and Lord Securities shall have duly executed the PITA Management Agreement. In addition, PITA, the PITA Purchaser and Lord Securities shall have delivered to the Lender and the Surety, copies of all agreements between them.

(i)      PITA Pledge Agreement. PITA Purchaser shall have duly executed and delivered to the Trustee a Pledge Agreement dated on or about the date hereof, and in connection therewith, delivered to the Trustee the shares of PITA and a duly executed stock power with respect to such PITA shares. A copy of such Pledge Agreement and such stock power shall be provided to the Surety and the Lender, the form and substance of which shall be satisfactory to Surety, the Lender and the Noteholders, which satisfaction shall be evidenced by Surety's and Lender's execution and delivery of this Master Amendment.

(j)      PITA Limited Recourse Guaranty. PITA Purchaser shall have duly executed and delivered to the Trustee a Limited Recourse Guaranty dated on or about the date hereof. A copy of such Limited Recourse Guaranty shall be provided to the Surety and the Lender, the form and substance of which shall be satisfactory to Surety, the Lender and the Noteholders, which satisfaction shall be evidenced by Surety's and Lender's execution and delivery of this Master Amendment.

ARTICLE IV
MISCELLANEOUS

Section 4.1      References. Upon the effectiveness of this Master Amendment, all references in any of the Transaction Documents and in all other agreements, documents, certificates, exhibits and instruments executed pursuant thereto, including, without limitation, references to "this Agreement," "hereunder," "hereof," "herein" and words of like import contained in any such Transaction Documents shall, except where the context otherwise requires, mean and be a reference to the applicable Transaction Document as amended hereby.

Section 4.2      Counterparts, Severability and Effectiveness. This Master Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Any provisions of this Master Amendment which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Master Amendment shall become effective upon the execution of a copy hereof, whether by the same or different copies, by the parties hereto.

Section 4.3      Transaction Documents in Full Force and Effect. Except as amended hereby (and as heretofore amended) or terminated hereby, the Transaction Documents remain unmodified and in full force and effect, and all of the terms, covenants and conditions thereof are hereby ratified and confirmed by the parties.

Section 4.4      GOVERNING LAW. THIS MASTER AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES.

Section 4.5      No Waivers. Except as otherwise expressly set forth herein, nothing herein, nor any actions taken or omitted to be taken by Surety or Lender pursuant hereto or pursuant to the Transaction Documents shall, or shall be deemed to, (i) constitute a waiver or amendment of any other covenant, term or agreement set forth in the Transaction Documents, (ii) constitute a waiver of any Default or Event of Default now or hereafter existing under any of the Transaction Documents, (iii) constitute a waiver of any rights or remedies of Surety or Lender under any of the Transaction Documents or at law or in equity, each of such rights and remedies being hereby expressly reserved by Surety and Lender or (iv) constitute a course of dealing among the parties.

Section 4.6      Expenses. Each of Lender, Noteholders, Surety, Backstop Insurer and Trustee shall be entitled to receive reimbursement from Operating Revenues for all reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred in connection with the preparation, negotiation, execution and delivery of this Master Amendment and any and all other documents and agreements executed and delivered in connection with this Master Amendment and the consummation of the transactions contemplated hereby and Lender and the Noteholder shall be entitled to receive reimbursement for all outstanding costs and expenses including, without limitation, attorneys' fees and disbursements incurred in connection with prior Master Amendments or administration of the Loans. Alterra shall be responsible for its own fees and expenses.

Section 4.7      Trustee. The parties hereto acknowledge and agree that Trustee is acting not in its individual capacity, but solely in its capacity as Trustee under the Trust Agreement and at the direction of the Controlling Party, and the Controlling Party (and each Beneficiary) hereby authorize the Trustee to execute and deliver this Master Amendment (including the consent contained in Section 2.12 hereof) as evidenced by the Controlling Party's (and each Beneficiary's) execution hereof. The foregoing shall not be deemed or construed to grant any additional consent or approval rights or to modify any existing consent or approval rights (if any) of any Beneficiary under the Trust Agreement.

Section 4.8      Covenant to Dissolve Overland Park Kansas JV and Terminate Corresponding Sublease. Pursuant to this Amendment, each of Alterra and Lessee hereby represent and warrant that Alterra has repurchased all of the joint venture interests related to the Property located in Overland Park, Kansas, and on the date hereof, Alterra shall deliver to Trustee, Surety and Lender evidence satisfactory to each of the them that the Sublease with respect to such Property has been terminated in full.

Section 4.9      Cooperation By Alterra. In furtherance of the existing Transaction Documents among the parties, Alterra shall cooperate with each of the parties hereto to provide all information in Alterra's possession as any party may reasonably request in respect of the operation of the Properties or related to issues concerning such operation, including, without limitation, (i) providing any and all information to the Surety and the Lender regarding the status of mold or environmental issues or concerns at any of the Properties and reports prepared internally by Alterra or received by Alterra from third party consultants, advisors, or governmental or regulatory bodies, and (ii) providing any information to the Surety and the Lender regarding the status of any licenses at the Properties as either may request, including, without limitation, any notices or correspondence received from any governmental or regulatory authority.

Section 4.10      Waiver of all Claims - May 2002 Stock Power Transaction; Waiver of Claims By and Against SELCO. (a)     In consideration of Surety and Trustee entering into this Master Agreement and other undertakings stated herein, each party hereto, on behalf of itself and its past, present and future assigns, agents, directors, officers, shareholders, partners, employees, representatives, companies in which it has a controlling interest, heirs, attorneys, subsidiaries, affiliates, parent corporation, predecessors, successors, and insurers (and in the case of the Lender, the Lender on behalf of itself and on behalf of each of the Noteholders), agrees to release, acquit and forever discharge the Surety and Trustee and their respective past, present and future assigns, agents, officers, representatives, heirs, attorneys, subsidiaries, affiliates, predecessors, successors, insurers, or any of them from any and all charges, complaints, claims, liabilities, obligations, agreements, damages, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, that each such party ever had, now has, or may have, from the beginning of time (collectively, the "Potential Claims") arising from, or in any way connected to, the Stock Power Transaction, including without limitation, any such Potential Claim that such Stock Power Transaction did not occur in accordance with the terms and provisions of the Transaction Documents.

(b)      In consideration of SELCO's entering into this Master Agreement and other undertakings stated herein, each other party hereto, on behalf of itself and its past, present and future assigns, agents, directors, officers, shareholders, partners, employees, representatives, companies in which it has a controlling interest, heirs, attorneys, subsidiaries, affiliates, parent corporation, predecessors, successors, and insurers, agrees to release, acquit and forever discharge SELCO and its past, present and future assigns, agents, officers, representatives, heirs, attorneys, subsidiaries, affiliates, predecessors, successors, insurers, or any of them from any and all charges, complaints, claims, liabilities, obligations, agreements, damages, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, that each such party ever had, now has, or may have, from the beginning of time arising from, or in any way connected to, the Transaction Documents and this Master Amendment.

(c)      In consideration of each party hereto (other than SELCO) (each such party, the "Other Parties") entering into this Master Agreement and other undertakings stated herein, SELCO, on behalf of itself and its past, present and future assigns, agents, directors, officers, shareholders, partners, employees, representatives, companies in which it has a controlling interest, heirs, attorneys, subsidiaries, affiliates, parent corporation, predecessors, successors, and insurers, agrees to release, acquit and forever discharge the Other Parties and their respective past, present and future assigns, agents, officers, representatives, heirs, attorneys, subsidiaries, affiliates, predecessors, successors, insurers, or any of them from any and all charges, complaints, claims, liabilities, obligations, agreements, damages, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown, in law or equity, that each such party ever had, now has, or may have, from the beginning of time arising from, or in any way connected to, the Transaction Documents and this Master Amendment.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Master Amendment as of the day and year first above written.

"BORROWER":

PITA GENERAL CORPORATION,
an Illinois corporation

By:     /s/ Donald C. Davis

"SURETY":

ZC SPECIALTY INSURANCE COMPANY,
a Texas corporation

By:     /s/ Reinhard Freimuth

"LENDER":

LASALLE BANK NATIONAL ASSOCIATION, a
national banking association and Trustee for the
holders of Commercial Mortgage Pass Through
Certificates Series 2000-ZC2

By: Midland Loan Services, Inc., a Delaware
corporation, as Servicer under the Trust and
Servicing Agreement dated as of December 1, 2000

By:     J. Stephen McCarter
Servicing Officer

"ALTERRA":

ALTERRA HEALTHCARE CORPORATION,
a Delaware corporation

By:     /s/ Mark W. Ohelndorf
Mark W. Ohlendorf
Chief Financial Officer

"LESSEE":

AHC TENANT, INC.,
a Delaware corporation

By:     /s/ Orlando Figueroa
Vice President

"LESSEE PARENT":

AHC ACQUISITION, CO.,
a Delaware corporation

By:     /s/ Orlando Figueroa
Vice President

"SELCO":

SELCO SERVICE CORPORATION,
an Ohio corporation

By:     /s/ Donald C. Davis

"TRUSTEE":

BANK ONE, NATIONAL ASSOCIATION,
with its principal office located in Chicago, Illinois
(formerly known as THE FIRST NATIONAL BANK
OF CHICAGO),
as Trustee

By:     /s/ Jeffrey L. Kinney
Jeffrey L. Kinney
Vice President

"BACKSTOP INSURER":

CENTRE REINSURANCE (US) LIMITED,
A BERMUDA CORPORATION

By:     /s/ George F. Hutchings
Vice President

Exhibit A

to

Sixth Master Amendment

Form of Amended and Restated Assisted Living Consulting and Operations Agreement

Exhibit B

to

Sixth Master Amendment

Form of Amended and Restated Sublease Agreement (Residence)